UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

EHEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

April 27, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of eHealth, Inc. that will be held on June 6, 2007 at 8:30 a.m. Pacific Daylight Time at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301.

Details regarding admission to the Annual Meeting of Stockholders and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. Included with the Proxy Statement is a copy of our 2006 Annual Report to Stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction form. Voting over the Internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy or voting instruction form regarding each of these voting options.

Also, please let us know if you plan to attend our Annual Meeting of Stockholders by marking the appropriate box on the enclosed proxy card or, if you vote by telephone or Internet, indicating your plans when prompted.

Thank you for your ongoing support of eHealth, Inc.

Sincerely yours,

Gary L. Lauer

Chairman of the Board of Directors, President

and Chief Executive Officer

EHEALTH, INC.

Notice of Annual Meeting of Stockholders

to be held on June 6, 2007

To the Stockholders of eHealth, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of eHealth, Inc., a Delaware corporation will be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Wednesday, June 6, 2007 at 8:30 a.m. Pacific Daylight Time for the following purposes:

1.	To elect one (1) Class I director, Michael D. Goldberg, to serve for a term of three years and until his successor is duly elected and qualified, subject to his earlier resignation or removal;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on April 19, 2007 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership of our stock to enter the Annual Meeting.

By Order of the Board of Directors,

Bruce A. Telkamp

Secretary

Mountain View, California

April 27, 2007

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING” IN THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

eHealth, Inc.

440 East Middlefield Road

Mountain View, CA 94043

(650) 584-2700

PROXY STATEMENT

The Board of Directors of eHealth, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), is soliciting proxies in the accompanying form to be used at our Annual Meeting of Stockholders to be held at the Garden Court Hotel, located at 520 Cowper Street, Palo Alto, California 94301, on Wednesday, June 6, 2007 at 8:30 a.m. Pacific Daylight Time and for any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being mailed to stockholders on or about April 27, 2007.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•

The election of one (1) Class I director, Michael D. Goldberg, to serve for a term of three years and until his successor is duly elected and qualified, subject to his earlier resignation or removal; and

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of the nominated Class I director; and

•	“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007.

Will there be any other items of business on the agenda?

We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment. If for any reason the nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

What constitutes a quorum?

As of the close of business on April 19, 2007 (the “Record Date”), there were 22,435,097 shares of our common stock outstanding. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the common stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Who is entitled to vote?

Stockholders of record at the close of business on the Record Date may vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share of common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” We have mailed the Proxy Statement, Annual Report and proxy card directly to stockholders of record.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the Proxy Statement and Annual Report, together with a voting instruction form, to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form.

How do I vote?

You may vote using any of the following methods:

•

By Mail. Stockholders of record of our common stock as of the Record Date may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominated Class I director and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet. Stockholders of record of our common stock as of the Record Date with Internet access may submit proxies by following the Internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for Internet voting availability. Please be aware that if you submit voting instructions over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

•

By Telephone. Stockholders of record of our common stock as of the Record Date who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In person at the Annual Meeting. Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the Internet, you may revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How are votes counted?

In the election of the Class I director, you may vote “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the board of directors (“FOR” the Class I nominee to the board of directors, “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007, and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting).

What vote is required to approve each item?

In the election of directors, the person receiving the highest number of “FOR” votes at the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2007 requires the affirmative “FOR” vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

No. Our bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be borne by us. Our employees, officers and directors may solicit proxies. In addition, we may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Who will serve as inspector of elections?

The inspector of elections will be a representative from Computershare Trust Company, N.A.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about us and our executive officers and directors. Some of the information is provided as of the end of our 2006 fiscal year and some information is provided as of a more current date. Our fiscal year ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our board of directors currently consists of eight directors. Our certificate of incorporation provides a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, two members of our board of directors were appointed to one-year terms, three were appointed to two-year terms, and three were appointed to three-year terms. After these initial terms, directors will be elected for three-year terms.

Our Class I directors, whose terms will expire at the Annual Meeting, are Mr. Michael D. Goldberg and Ms. Kathleen D. LaPorte. Ms. LaPorte notified us in March 2007 of her intention not to stand for re-election at the Annual Meeting. As a result, based on the recommendation of the nominating and corporate governance committee of our board of directors, the board of directors’ nominee for election by the stockholders is the remaining Class I member of the board of directors, Michael D. Goldberg. If elected, Mr. Goldberg will serve as a director until the Annual Meeting of Stockholders in 2010 and until his successor is elected and qualified, subject to earlier resignation or removal. In light of Ms. LaPorte’s not standing for re-election, the board of directors has reduced the size of the board of directors to seven directors effective immediately following the Annual Meeting.

The names and certain information about the continuing directors in each of the three classes of the board of directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form enclosed will be voted, unless otherwise indicated, for the election of the nominee for election as a Class I director. If the nominee should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the board of directors may designate in place of such nominee.

Nominee for Class I Director

The name of the nominee for Class I director and certain biographical information about him as of the Record Date is set forth below:

Name	Age	Position and Offices Held with the Company	Director Since
Michael D. Goldberg(1)(2)(3)	49	Director	1999

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Equity Incentive Committee

Michael D. Goldberg. Director. Michael Goldberg has served as a director since June 1999. In January 2005, Mr. Goldberg joined Mohr Davidow Ventures, a venture capital firm, as a general partner. From October 2000 to December 2004, Mr. Goldberg served as a managing director of Jasper Capital, a management and financial consultancy business. In 1995, Mr. Goldberg founded OnCare, Inc., an oncology practice management company, and served as its chairman until August 2001 and as its chief executive officer until March 1999. Mr. Goldberg previously served as president and chief executive officer of Axion, Inc., a cancer-focused healthcare service company. Mr. Goldberg serves on the board of directors of Genomic Health, Inc. Mr. Goldberg holds a B.A. in philosophy from Brandeis University and an M.B.A. from the Stanford Graduate School of Business.

Required Vote and Board of Directors Recommendation

The candidate receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected as a director to serve until his or her successor has been duly elected and qualified, subject to earlier resignation or removal.

The board of directors recommends a vote “FOR” the nominee set forth above.

Directors Not Standing for Election

The following table sets forth certain information as of the Record Date about the continuing members of our board of directors who are not standing for election at the Annual Meeting. Director service terms expire at the Annual Meeting in the year set forth. As noted above, Ms. LaPorte, a Class I director, will not stand for re-election at the Annual Meeting.

Name	Age	Position with the Company	Class	Year Term Expires
Gary L. Lauer(4)	54	Chairman of the Board of Directors, President and Chief Executive Officer	III	2009
Steven M. Cakebread(1)	55	Director	III	2009
Joseph S. Lacob	51	Director	II	2008
Kathleen D. LaPorte(2)	45	Director	I	2007
Jack L. Oliver III(3)	38	Director	III	2009
Sheryl Sandberg(2)	37	Director	II	2008
Christopher J. Schaepe(1)(3)	43	Director	II	2008

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Member of Equity Incentive Committee

Gary L. Lauer. Chairman of the Board of Directors, President and Chief Executive Officer. Gary Lauer has served as our president and chief executive officer since December 1999, and as chairman of our board of directors since March 2002. Prior to joining us, Mr. Lauer was the chairman and chief executive officer of MetaCreations Corporation. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., a computing technology company, where he was a member of the senior executive team. Mr. Lauer started his career at IBM in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School.

Steven M. Cakebread. Director. Steven Cakebread has served as a director since June 2006. Since May 2002, Mr. Cakebread has served as executive vice president and chief financial officer of salesforce.com, a customer relationship management service provider. From April 1997 until April 2002, Mr. Cakebread served as senior vice president and chief financial officer at Autodesk, a software company. From April 1992 until April 1997, Mr. Cakebread was vice president of finance for Silicon Graphics World Trade. Mr. Cakebread holds a B.S. in business from the University of California at Berkeley and an M.B.A. from Indiana University.

Joseph S. Lacob. Director. Joseph Lacob has served as a director since April 1999. Since 1987, Mr. Lacob has been a partner at Kleiner Perkins Caufield & Byers, a venture capital firm. Mr. Lacob serves on the board of directors of Align Technology, Inc. Mr. Lacob holds a B.S. in biological sciences from the University of California, Irvine, a Master’s in Public Health from the University of California, Los Angeles and an M.B.A. from the Stanford Graduate School of Business.

Kathleen D. LaPorte. Director. Kathleen LaPorte has served as a director since December 2000. Ms. LaPorte has been a founding managing director of New Leaf Venture Partners, LLC since July 2005. From 1994 to July 2005, Ms. LaPorte was a general partner of the Sprout Group, a venture capital firm. Ms. LaPorte serves on the boards of directors of VNUS Medical, Adeza Biomedical and ISTA Pharmaceuticals. Ms. LaPorte holds a B.S. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

Jack L. Oliver, III. Director. Jack Oliver has served as a director since December 2005. Since March 2005, Mr. Oliver has acted as chairman of Bryan Cave Strategies LLC, a government relations subsidiary of Bryan Cave LLP. Since August 2005, Mr. Oliver has been a senior advisor for Lehman Brothers with a focus on

Lehman Brothers’ global client relationship management and private management businesses. Prior to his work at Bryan Cave Strategies, Mr. Oliver served on various political campaigns including those for the candidacies of Senator Jack Danforth, Senator Kit Bond, Senator John Ashcroft and Congressman Jim Talent. He is also a former deputy chairman of the Republican National Committee and was national finance director for President George Walker Bush’s presidential campaign. Mr. Oliver holds a B.A. degree in political science and communications from Vanderbilt University and a J.D. from the University of Missouri School of Law.

Sheryl Sandberg. Director. Sheryl Sandberg has served as a director since May 2006. Ms. Sandberg has been the vice president of global online sales and operations of Google Inc. since 2001. Ms. Sandberg also serves on the board of the Google Foundation/Google.org and directs the Google Grants program. Prior to joining Google, Ms. Sandberg was the chief of staff for the United States Treasury Department. Ms. Sandberg also previously served as a management consultant with McKinsey & Company and an economist with The World Bank. Ms. Sandberg holds a B.A. in economics from Harvard University and an M.B.A. from the Harvard Business School.

Christopher J. Schaepe. Director. Christopher Schaepe has served as a director since April 1999. Mr. Schaepe is a founding partner of Lightspeed Venture Partners, an early-stage technology venture capital firm, and has served as a general partner at Lightspeed since 2000. Previously, Mr. Schaepe was a general partner at Weiss, Peck & Greer Venture Partners, which he joined in 1991. Mr. Schaepe also previously served in corporate finance and capital markets roles at Goldman Sachs & Co. after working as a software engineer at IBM. Mr. Schaepe holds B.S. and M.S. degrees in computer science and electrical engineering from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

Board Independence

The board of directors has determined that each of its current directors, except Gary L. Lauer, is independent within the meaning of the NASDAQ director independence standards, as currently in effect.

Board of Directors Meetings

The board of directors held seven meetings during 2006. Each of our directors attended at least 75% of the meetings held by the board of directors and by the committees on which such director served during 2006, other than Joseph S. Lacob who attended four of the seven meetings of our board of directors during 2006. The independent members of our board of directors meet in executive session without management present on a regular basis.

Committees of the Board of Directors

Our board of directors has an audit committee, a compensation committee, a nominating and corporate governance committee and an equity incentive committee, each of which has the composition and responsibilities described below. Each committee acts pursuant to written charters approved by the board of directors. The charters for the audit committee, compensation committee and nominating and corporate governance committee are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Audit Committee. The members of our audit committee are Messrs. Cakebread, Goldberg and Schaepe. Mr. Cakebread is the chairperson of the audit committee. Our board of directors has determined that each member of our audit committee meets the requirements for independence of the NASDAQ Global Market and the Securities and Exchange Commission. Our board of directors has also determined that Mr. Cakebread is an “audit committee financial expert” as defined in Securities and Exchange Commission rules. The audit committee held five meetings during 2006 and an additional three meetings during 2007 as of the date of this proxy statement.

Among other duties, our audit committee:

•	appoints a firm to serve as independent accountant to audit our financial statements;

•	discusses the scope and results of the audit with the independent accountant and reviews with management and the independent accountant our interim and year-end operating results;

•	considers the adequacy of our internal accounting controls and audit procedures;

•	approves (or, as permitted, pre-approves) all audit and non-audit services to be performed by the independent accountant; and

•	issues the report that the Securities and Exchange Commission requires in our annual proxy statement.

The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent auditors are approved in advance by our audit committee.

A current copy of the charter of our audit committee is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Compensation Committee. The members of our compensation committee are Mr. Goldberg, Ms. LaPorte and Ms. Sandberg. As Ms. LaPorte is not standing for re-election as a Class I director at the Annual Meeting, our compensation committee will consist of two members following the Annual Meeting. Mr. Goldberg is the chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee meets the applicable requirements for independence of the NASDAQ Global Market. The purpose of our compensation committee is to assist our board of directors in determining the compensation of our executive officers and directors. The compensation committee held one meeting during 2006 that occurred subsequent to our initial public offering in October 2006 and an additional five meetings during 2007 as of the date of this proxy statement.

Among other duties, our compensation committee:

•	reviews and recommends approval of the compensation of our executive officers and directors;

•	administers our stock incentive plans;

•	reviews and makes recommendations to our board of directors with respect to incentive compensation and equity plans; and

•	issues the report that the Securities and Exchange Commission requires the compensation committee to include in our annual proxy statement.

A current copy of the charter of our compensation committee is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee are Messrs. Schaepe and Oliver. Mr. Schaepe is the chairperson of the nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee meets the applicable requirements for independence of the NASDAQ Global Market. As we completed our initial public offering in October 2006, the nominating and corporate governance committee did not meet during 2006, but has held two meetings during 2007 as of the date of this proxy statement.

Among other duties, our nominating and corporate governance committee:

•

identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors (a description of our policy regarding director nominations is provided later in this proxy statement);

•	conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors; and

•	reviews developments in corporate governance practices and makes recommendations to the board of directors concerning corporate governance matters.

A current copy of the charter of our nominating and corporate governance committee is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Equity Incentive Committee. The members of our equity incentive committee are Messrs. Goldberg and Lauer. The equity incentive committee has the authority to grant equity-based awards within certain guidelines approved by the board of directors to employees and consultants who are not our executive officers or directors. Equity awards are granted by the equity incentive committee in accordance with the terms and conditions of the committee’s charter and the Equity Award Policy (see description below) adopted by our board of directors in November 2006. As the equity incentive committee was not formed until November 2006, it did not meet during 2006, but has held one meeting during 2007 as of the date of this proxy statement. Prior to the equity incentive committee’s formation, our board of directors granted equity-based awards.

Corporate Governance Matters

Equity Award Policy

Our board of directors adopted an Equity Award Policy in November 2006. The policy provides:

•	Our compensation committee may grant equity awards to our directors, officers, employees or consultants.

•

Our equity incentive committee may grant equity awards to our employees or consultants, subject to the limitations that (i) the recipient has not already received an equity award from us, (ii) the recipient is not an officer or director, and (iii) the equity incentive committee may not grant options to purchase shares of our common stock or stock appreciation rights for more than 50,000 shares per grantee, and may not grant restricted stock or restricted stock units for more than 20,000 shares per grantee, unless the compensation committee approves a revised limit.

•

For accounting, tax and securities law purposes, all awards are effective on the “date of grant,” which is the earliest day that is both (i) the third Tuesday of a month and (ii) at least the 10th business day after the date when the applicable committee approved the awards.

•	The exercise price of all options and stock appreciation rights is required to be equal to or greater than the closing price of our common stock on the date of grant.

Code of Business Conduct

Our board of directors has adopted a Code of Business Conduct, which is applicable to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct is available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines on Significant Corporate Governance Issues, or corporate governance guidelines, that address the role and composition of, and policies applicable to, the board of directors. The nominating and corporate governance committee will periodically review the guidelines and report any recommendations regarding amendment thereof to our board of directors. Our corporate governance guidelines are available in the “Investor Relations” section of our corporate website at www.ehealth.com.

Consideration of Director Nominees

Stockholder Recommendations and Nominations. The policy of our board of directors is to consider recommendations for director candidates from stockholders holding not less than one percent (1%) of the outstanding shares of our common stock continuously for at least twelve months prior to the date of submission of the recommendation. Our board of directors has established the following procedures by which these stockholders may submit recommendations regarding director candidates:

•

To recommend a candidate for election to the board of directors, a stockholder meeting the criteria set forth above must notify the nominating and corporate governance committee by writing to our general counsel at the following address:

General Counsel (Director Recommendation)

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

•	The stockholder’s notice is required to set forth the following information:

•	the candidate’s name and home and business contact information;

•	detailed biographical data and relevant qualifications of the candidate;

•	a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for board membership set forth below;

•	information regarding any relationship between the candidate and us;

•	the candidate’s written consent to be named in our proxy statement and proxy if selected and to serve on our board of directors if elected;

•	evidence of the required ownership of common stock by the recommending stockholder; and

•	other information that the stockholder believes is relevant in considering the candidate.

A stockholder that instead desires to nominate a person directly for election to the board of directors at an annual meeting of stockholders must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the Securities and Exchange Commission.

Director Qualifications. The nominating and corporate governance committee is responsible for reviewing with the board of directors from time to time the appropriate skills and characteristics required of members of our board of directors in the context of the current make-up of our board of directors. The nominating and corporate governance committee will consider the following in connection with its evaluation of director candidates:

•	the current size and composition of the board of directors and the needs of the board of directors and its committees;

•

such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments; and

•	other factors as the nominating and corporate governance committee may consider appropriate.

The minimum qualifications and skills that each director should possess include (i) strong professional and personal ethics and values, (ii) broad experience at the policy-making level in business, government, education, technology or public interest and (iii) the ability to assist and make significant contributions to our success.

The nominating and corporate governance committee evaluates the foregoing factors, among others, and does not assign any particular weight or priority to any of these factors.

Identification and Evaluation of Nominees for Directors. The nominating and corporate governance committee is responsible for identifying and recommending candidates for election to our board of directors and candidates for filling vacancies on our board of directors that may occur between annual meetings of our stockholders. The nominating and corporate governance committee may consider bona fide candidates from all relevant sources, including current board members, professional search firms and other persons. The nominating and corporate governance committee will also consider bona fide director candidates recommended by stockholders pursuant to the requirements set forth above. The nominating and corporate governance committee is responsible for evaluating director candidates in light of the board of directors membership criteria described above, based on all relevant information and materials available to the nominating and corporate governance committee. This includes information and materials provided by stockholders recommending director candidates, professional search firms and other parties.

Stockholder Communication with Directors

The board of directors believes that stockholders should have an opportunity to communicate with the board of directors. Any communication from a stockholder to the board of directors generally or to a particular director should be in writing and should be delivered to our general counsel at our principal executive offices. Each such communication should set forth (i) the name and address of the stockholder, as they appear on our books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of our stock that are owned of record by the record holder and beneficially by such beneficial owner. Our general counsel or deputy general counsel will monitor these communications. The general counsel or deputy general counsel will, in consultation with appropriate directors as necessary, generally screen out communications from stockholders that (i) are solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the board of directors and us. Summaries of appropriate communications will be provided to the board of directors at each regularly scheduled meeting of the board of directors. The board of directors generally meets on a quarterly basis. Where the nature of a communication warrants, the general counsel or deputy general counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors or an individual director and may consult our independent advisors or management regarding the communication. The general counsel or deputy general counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

The procedures described above do not apply to communications to non-management directors from our officers or directors who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended.

Attendance at Annual Meeting of Stockholders

The board of directors encourages directors to attend our annual meetings of stockholders. We have not had an annual meeting of stockholders since our initial public offering in October 2006.

Compensation Committee Interlocks and Insider Participation

The directors who were members of our compensation committee during 2006 were Michael D. Goldberg, Kathleen D. LaPorte and Sheryl Sandberg. None of the members of our compensation committee has at any time been an officer or employee of ours. None of our executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 31, 2007, as to shares of common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors and nominees, (iii) each of our executive officers named under “Compensation Discussion and Analysis—Executive Compensation—Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 21,784,537 shares of common stock outstanding at March 31, 2007. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that were currently exercisable or exercisable within 60 days after March 31, 2007. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Sprout Group(2) 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	3,111,435	14.3%

Vipool M. Patel(3)	2,617,526	12.0

Entities affiliated with Kleiner Perkins Caufield & Byers(4) 2750 Sand Hill Road Menlo Park, CA 94025	2,515,245	11.5

Entities affiliated with QuestMark Partners(5) One South Street Suite 800 Baltimore, MD 21202	1,743,982	8.0

Entities affiliated with Weiss, Peck & Greer Venture Partners(6)	1,674,469	7.7
2200 Sand Hill Road Menlo Park, CA 94025

Entities affiliated with Gilder, Gagnon, Howe & Co. LLC(7) 1775 Broadway, 26th Floor New York, NY 10019	1,151,623	5.3
Executive Officers and Directors
Gary L. Lauer(8)	1,899,999	8.7%

Robert L. Fahlman(9)	337,499	1.5

Stuart M. Huizinga(10)	309,999	1.4

Bruce A. Telkamp(11)	337,499	1.5

Dr. Sheldon X. Wang(12)	549,999	2.5

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Steven M. Cakebread(13)	25,000	*

Michael D. Goldberg(14)	75,000	*

Joseph S. Lacob(4) 2750 Sand Hill Road Menlo Park, CA 94025	2,515,245	11.5

Kathleen D. LaPorte(2) 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	3,111,435	14.3

Jack L. Oliver III(15)	26,563	*

Sheryl Sandberg(16)	25,000	*

Christopher J. Schaepe(6) c/o Lightspeed Venture Partners 2200 Sand Hill Road Menlo Park, CA 94025	1,674,469	7.7

All executive officers and directors as a group (12 persons)(17)	10,887,707	50.0

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.
(2)	Includes 2,105,525 shares of common stock held of record by Sprout Capital IX, L.P., 733,911 shares of common stock held of record by Sprout Capital VIII, L.P., 27,972 shares of common stock held of record by DLJ Capital Corporation, 185,407 shares of common stock held of record by DLJ ESC II, L.P., 14,585 shares of common stock held of record by Sprout Entrepreneurs’ Fund, L.P. and 44,035 shares of common stock held of record by Sprout Venture Capital, L.P. Ms. LaPorte, one of our directors, was a general partner of the Sprout Group funds until July 15, 2005, and is currently a managing director of New Leaf Venture Partners, L.L.C. New Leaf Venture Partners, L.L.C. has entered into an agreement with the Sprout Group division of Credit Suisse First Boston Private Equity, Inc. whereby New Leaf Venture Partners, L.L.C. provides investment advisory services to the Sprout Group funds. Ms. LaPorte disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of her pecuniary interest therein.
(3)	Includes 2,042,526 shares of common stock held in a trust for the benefit of Mr. Patel and his family. Also includes 575,000 shares of common stock held of record by the Vipool M. Patel & Sharon L. Patel, Co-Trustees of the Patel 1999 Children’s Trust U/A/D 10/30/99, of which Mr. Patel is a trustee. Mr. Patel disclaims beneficial ownership of such shares held of record by the Vipool M. Patel & Sharon L. Patel, Co-Trustees of the Patel 1999 Children’s Trust U/A/D 10/30/99.
(4)	Includes 1,955,353 shares of common stock beneficially owned by Kleiner Perkins Caufield & Byers IX-A, L.P., 60,365 shares beneficially owned by Kleiner Perkins Caufield & Byers IX-B, L.P. and 38,351 shares of common stock beneficially owned by Joseph Lacob. Excludes, in the case of Joseph Lacob, 461,176 shares of common stock held by other entities affiliated with Kleiner Perkins Caufield & Byers as to which Mr. Lacob does not have voting or dispositive power. Lacob Ventures, LLC, whose manager is Joseph Lacob, is a manager of the general partners of the Kleiner Perkins Caufield & Byers funds and has shared voting and investment power over these shares. Shares are held for convenience in the name of “KPCB Holdings, Inc. as nominee” for the account of entities affiliated with Kleiner Perkins Caufield & Byers and others. KPCB Holdings, Inc. has no voting, dispositive or pecuniary interest in any such shares. Mr. Lacob disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein.

(5)	Includes 1,481,537 shares of common stock held of record by QuestMark Partners, L.P., and 262,445 shares of common stock held of record by QuestMark Partners Side Fund, L.P.
(6)	Includes 359,007 shares of common stock held of record by WPG Enterprise Fund III, LLC, 410,568 shares of common stock held of record by Weiss, Peck & Greer Venture Associates IV, LLC, 51,753 shares of common stock held of record by Weiss, Peck & Greer Venture Associates IV Cayman, LP, 15,907 shares of common stock held of record by WPG Information Sciences Entrepreneur Fund, LP, 669,792 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V, LLC, 5,608 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V-A, LLC, 137,473 shares of common stock held of record by Weiss, Peck & Greer Venture Associates V Cayman, LP, 15,069 shares of common stock held of record by WPG Information Sciences Entrepreneur Fund II, LLC and 9,292 shares of common stock held of record by WPG Information Sciences Entrepreneur Fund II-A, LLC. WPG VC Fund Adviser, LLC is (i) the fund investment advisory member of WPG Enterprise Fund III, LLC and Weiss, Peck & Greer Venture Associates IV, LLC, (ii) the fund investment advisory partner of Weiss, Peck & Greer Venture Associates IV Cayman, LP, and (iii) the general partner of WPG Information Sciences Entrepreneur Fund, LP. WPG VC Fund Adviser II, LLC is the fund investment advisory member of Weiss, Peck & Greer Venture Associates V, LLC, Weiss, Peck & Greer Venture Associates V-A, LLC, WPG Information Sciences Entrepreneur Fund II, LLC and WPG Information Sciences Entrepreneur Fund II-A, LLC, and is the fund investment advisory partner of Weiss, Peck & Greer Venture Associates V Cayman, LP. Mr. Schaepe, one of our directors, is a managing member of WPG VC Fund Adviser, LLC and WPG VC Fund Adviser II, LLC. Mr. Schaepe disclaims beneficial ownership of any of the shares held by the aforementioned entities, except to the extent of his pecuniary interest therein.
(7)	According to a Schedule 13G filed with the Securities and Exchange Commission, includes 990,068 shares of common stock held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 125,590 shares of common stock held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families, and 35,965 shares of common stock held in the account of the profit-sharing plan of Gilder, Gagnon, Howe & Co. LLC.
(8)	Includes 1,899,999 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 74,999 of such shares were unvested.
(9)	Includes 3,979 shares of common stock held of record by the Robert Lawrence Jr. and Marion Lee Fahlman Trustees, or the Successor Trustee, of the Robert L. and Marion L. Fahlman Trust dated October 18, 1994. Also includes 333,520 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 69,531 of such shares were unvested.
(10)	Includes 309,999 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 20,312 of such shares were unvested.
(11)	Includes 20,000 shares of common stock held of record by the Bruce A. Telkamp and Diane E. Turriff as Trustees of Diane E. Turriff and Bruce A. Telkamp Revocable Trust 2004. Also includes 317,499 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 68,749 of such shares were unvested.
(12)	Includes 75,000 shares of common stock and 474,999 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 78,124 of such shares were unvested.
(13)	Includes 25,000 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 25,000 of such shares were unvested.
(14)	Includes 37,500 shares of common stock and 37,500 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 3,125 of such shares were unvested.
(15)	Includes 26,563 shares of common stock issuable upon exercise of stock options. As of March 31, 2007, 23,438 of such shares were unvested. Does not include a restricted stock unit covering 2,529 shares of our common stock granted to Mr. Oliver on April 17, 2007.
(16)	Includes 25,000 shares issuable upon exercise of stock options. As of March 31, 2007, 25,000 of such shares were unvested.
(17)	Includes an aggregate of 3,450,079 shares issuable upon exercise of stock options. As of March 31, 2007, an aggregate of 388,278 of such shares are were unvested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transaction, to which we were or will be a participant, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•	A director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Amended and Restated Investors’ Rights Agreement

Registration Rights. We have granted registration rights to the former holders of our preferred stock pursuant to an investors’ rights agreement. The holders of 10,955,744 shares of common stock, or the registrable securities, are entitled to have their shares registered by us under the Securities Act of 1933, as amended pursuant to the terms of the agreement. Subject to limitations specified in the agreement, these registration rights include the following:

•

The holders of at least 35% of the then outstanding registrable securities may require on two occasions that we use all reasonable efforts to register the registrable securities for public resale, provided that the proposed aggregate selling price is at least $7,500,000.

•

If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to require us to use all reasonable efforts to include their shares of common stock in the registration, subject to the ability of any underwriters under limited circumstances to reduce the number of shares included in the offering.

•

The holders of at least 250,000 shares of the then outstanding registrable securities may require us on two occasions in any twelve month period to use all reasonable efforts to register all or a portion of their registrable securities on Form S-3 when use of that form becomes available to us, provided that the proposed aggregate selling price is at least $2,000,000.

Under the agreement, we are to bear all registration expenses other than underwriting discounts and commissions. These registration rights terminate in October 2011, or, with respect to each holder of registrable securities holding two percent (2%) or less of the outstanding capital stock of the Company, such earlier time at which all registrable securities held by such holder (and any affiliate of the holder with whom such holder must aggregate its sales under Rule 144) can be sold in a single transaction without registration in compliance with Rule 144.

Voting Agreement

Pursuant to a voting agreement originally entered into in April 1999 and most recently amended in May 2005 by and among us and certain of our stockholders, Joseph S. Lacob, Kathleen D. LaPorte, Gary L. Lauer and Christopher J. Schaepe were each elected to serve as members of our board of directors. The voting agreement and all rights thereunder automatically terminated upon completion of our initial public offering in October 2006.

Board Compensation

We pay non-employee directors for board meeting attendance, and certain of our non-employee directors have received options to purchase shares of our common stock. For more information regarding these arrangements, see “Compensation Discussion and Analysis—Director Compensation.”

Employment Agreements

We have entered into offer letters or employment related agreements with each of Messrs. Lauer, Huizinga and Telkamp and Dr. Wang. For more information regarding these arrangements, see “Compensation Discussion and Analysis—Employment Agreements and Change of Control Arrangements.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Stock Option Grants

We have granted options to purchase shares of our common stock to our directors and executive officers. See “Compensation Discussion and Analysis—Director Compensation,” and “Compensation Discussion and Analysis—Outstanding Equity Awards at Fiscal Year-End, Option Exercises and Stock Vested.”

Policies and Procedures with Respect to Related Party Transactions

The charter of our audit committee requires that members of the audit committee, all of whom are independent directors, review and approve all related party transactions in accordance with applicable rules and regulations. In addition, the audit committee is responsible for reviewing and monitoring our Code of Business Conduct. Our Code of Business Conduct prohibits conflicts of interest as a matter of policy, except with the informed written consent of our board of directors or a committee of our board of directors in the case of a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of compensation awarded to, earned by, or paid to our chief executive officer, chief financial officer and our three other most highly compensated executive officers (collectively referred to as our “Named Executive Officers”) named in the 2006 Summary Compensation Table presented below. This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative for primarily the year ended December 31, 2006, to the extent it enhances the understanding of our executive compensation program.

Prior to our initial public offering, or “IPO,” in October 2006, our board of directors oversaw and administered our executive compensation program. The compensation committee currently oversees the design and administration of our executive compensation program. Our compensation committee is evaluating our compensation program and may make significant changes to our current program for 2007.

In early 2007, our compensation committee engaged a compensation consultant, Compensia, to assist in evaluating our executive compensation philosophy and to make specific recommendations regarding our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash bonuses, equity incentives, other compensation and severance. Other compensation consists primarily of life and health insurance benefits, a qualified 401(k) savings plan and certain perquisites. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and performance.

General Compensation Philosophy and Program

General—In general, the objectives of our executive compensation program are to:

•	attract, motivate and retain talented and dedicated executive officers, and

•	provide our executive officers with both cash and equity incentives to further our interests and the interests of our stockholders.

Executive officer compensation primarily has been composed of base salary, annual cash bonuses and equity awards in the form of stock options. In setting base salaries, our board of directors generally reviewed the scope of responsibility and the individual contributions of each Named Executive Officer. Our compensation committee, composed entirely of non-employee directors, performed this review in April 2007 relating to 2007 cash compensation. The annual cash bonuses awarded for 2006 were determined by our compensation committee based on general company performance during 2006. Our compensation committee intends to establish individual performance targets and award annual cash bonuses for 2007 based upon the achievement of these targets as well as the achievement of more specific company performance measures. In addition, we have granted stock options to provide the opportunity for long-term compensation based upon the performance of our common stock over time. Our compensation committee is currently evaluating whether to grant additional equity compensation to our executive officers in 2007.

In 2006, our board of directors administered our executive compensation program and in 2007, our compensation committee, composed entirely of independent directors, will administer our executive compensation program. The primary role of the compensation committee is to oversee our compensation and benefit plans and policies, administer our stock plans (including reviewing and approving equity grants) and review and approve annually all compensation decisions relating to directors and executive officers, including our Named Executive Officers.

During 2006, we did not engage in the benchmarking of executive compensation. In 2007, however, Compensia supplied our compensation committee with competitive market data regarding executive compensation on 38 companies which were identified as e-commerce companies, recently public technology companies or insurance companies. The compensation of certain of our executives was compared to this competitive data. Our compensation committee considered the results of the Compensia analysis in setting base salaries and bonus payout targets for 2007, and will continue to review this market data and other factors in determining the most appropriate policies and procedures with respect to executive compensation going forward.

Compensation Process—Beginning in 2007, our compensation committee will review and approve all elements of compensation for each of our Named Executive Officers, taking into consideration recommendations from our chief executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the compensation committee.

Regulatory Considerations—Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, generally limits to $1 million the deductibility of compensation paid by a public company to any employee who on the last day of the year is the chief executive officer or one of the four other most highly compensated officers. Compensation may qualify for an exemption from the deduction limit if it satisfies certain conditions under Section 162(m). While our stock options and our executive compensation program are designed so that compensation paid under them can qualify for an exemption from the limitation on deductible compensation, we believe that it is important to preserve flexibility in administering any of our compensation programs. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m), and amounts paid under our compensation programs may be determined not to so qualify.

Base Salaries

General—Our objective is to provide our Named Executive Officers and other employees with competitive base salaries. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our workforce. Our compensation committee intends to review base salaries annually. Base salaries may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, achievement of individual performance targets, experience and other compensation. Our compensation committee reviewed base salaries for our Named Executive Officers in early 2007 using the data obtained from its compensation consultant. Based on that data and other factors, the compensation committee increased base salaries for each Named Executive Officer. Our board of directors did not increase salaries in 2006 as it was determined that the number of equity securities held by our Named Executive Officers served as sufficient compensation in light of our planned IPO. Effective April 1, 2007, the base salaries for our Named Executive Officers are as follows: $350,000 for Mr. Lauer, $230,000 for Mr. Fahlman, $220,000 for Mr. Huizinga, $230,000 for Mr. Telkamp, and $250,000 for Dr. Wang.

Total Compensation Comparison—For the year ended December 31, 2006, base salaries accounted for approximately 48% of the total compensation for our chief executive officer and accounted for approximately 61% on average for our other Named Executive Officers. In 2006, base salaries represented a higher percentage of total compensation than the previous year, since no options were granted to any Named Executive Officer in 2006, while all received option grants the previous year.

Annual Cash Bonus Awards

General—We provide the opportunity for our Named Executive Officers and other employees to earn an annual cash bonus. We provide this opportunity in order to attract and retain an appropriate caliber of talent and experience for our key positions and to motivate Named Executive Officers and other eligible employees to achieve our annual business goals. Our compensation committee plans to evaluate and assess annual cash bonus awards for our Named Executive Officers annually in the first fiscal quarter of each year to determine amounts to be awarded for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. The amounts awarded to our Named Executive Officers for their service in 2006 were subject to the compensation committee’s discretion and were based primarily on general company performance during 2006.

Corporate and Individual Performance Measures—Beginning in 2007, our compensation committee intends to establish and review annually, specific performance measures to be used in the determination of cash bonus awards. Our compensation committee may also establish specific individual performance measures which will vary depending on the individual executive.

No specific corporate or individual performance measures were established for determining the annual cash bonuses awarded for 2006. Our compensation committee decided to exercise its discretion to award bonuses in excess of target payouts. Target payouts and awarded payouts of cash bonuses for our Named Executive Officers for the year ended December 31, 2006 are summarized in the following table.

Name	Year	Annual Cash Bonus Award Opportunity		Awarded Payout
		Target Payout
		Salary (%)	Amount ($)	Amount ($)
Gary L. Lauer	2006	50%	$150,000	$180,000
Stuart M. Huizinga	2006	—	50,000	60,000
Robert L. Fahlman	2006	50	100,000	120,000
Bruce A. Telkamp	2006	50	92,500	111,000
Dr. Sheldon X. Wang	2006	50	110,000	132,000

For 2007, our compensation committee has approved target and maximum payouts for our Named Executive Officers as follows: 50% of salary target payout and 100% of salary maximum payout for Mr. Lauer, and 50% of salary target payout and 75% of salary maximum payout for Messrs. Fahlman, Huizinga, Telkamp, and Wang.

Discretionary Adjustments—For 2007, our compensation committee will establish specific departmental and corporate performance goals which will be used to determine annual cash bonus opportunities. In 2007 we may make adjustments to our overall corporate performance goals and our actual performance results that may cause differences between the numbers used for our performance goals and the numbers reported in our financial statements. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our Named Executive Officers, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant strategic events that are within the control of our Named Executive Officers but that are undertaken with an expectation of improving our long-term financial performance, such as acquisitions.

Total Compensation Comparison—For the year ended December 31, 2006, annual cash bonuses awarded accounted for approximately 29% of the total compensation for our chief executive officer and 33% on average for our other Named Executive Officers. In determining and approving the annual cash bonuses awarded for services performed in 2006, our compensation committee took into consideration the performance incentives tied to the equity holdings that our Named Executive Officers have as a result of prior option grants.

Equity Incentive Awards

General—We have granted equity incentive awards to our Named Executive Officers that generally vest over a four-year term. We believe equity incentive awards provide our Named Executive Officers with an incentive to stay with us for longer periods of time and help align their interests with the interests of our stockholders, which in turn, provides us with greater stability as we continue to grow. The compensation committee intends to review the equity holdings of our Named Executive Officers beginning in 2007 and annually thereafter. Equity incentives we have awarded to our Named Executive Officers have historically consisted of grants of options to purchase our common stock. No equity incentives were awarded to any Named Executive Officer during 2006 in light of their stock options and common stock holdings, our planned IPO and the additional compensation expense we would have incurred under SFAS 123R. In 2007, the compensation committee may grant additional equity awards to these officers as an incentive for continued employment.

Stock Options—Each of our Named Executive Officers received an initial stock option grant that was individually negotiated in connection with his respective employment agreement and each has received subsequent stock option grants as an incentive for continued employment. We have traditionally used stock options as our form of equity compensation because stock options provide a straightforward incentive for our Named Executive Officers and, prior to our adoption of SFAS 123R in January 2006, resulted in less compensation expense for us relative to other types of equity compensation. In the future, we may use other forms of equity compensation in addition to, or instead of, stock options. All stock options granted to our employees in 2006 prior to our IPO were granted at fair value based upon valuations performed by an independent valuation specialist around the date of grant. All stock options granted to our employees in 2006 subsequent to our IPO were granted with an exercise price equal to the fair market value of our common stock on their respective grant date. Our stock options generally vest over a four-year term following the date of grant and generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier.

Restricted Stock—Our board of directors has approved grants of restricted stock to certain non-executive employees. No shares of restricted stock have been granted to any Named Executive Officer to date, although we may decide to use restricted stock as a form of executive compensation in the future. Our restricted stock generally vests over a four-year term and any unvested shares are generally forfeited upon termination of the recipient’s employment or service.

Restricted Stock Units—Our compensation committee has approved grants of restricted stock units to certain non-executive employees. No restricted stock units have been granted to any Named Executive Officer to date, although we may decide to use restricted stock units as a form of executive compensation in the future. Our restricted stock units generally vest over a four-year term and any unvested units are generally forfeited upon termination of the recipient’s employment or service.

Equity Award Policy—We adopted our equity awards policy in November 2006 and it applies to all equity awards granted after the date of our IPO. Only our compensation committee or our equity incentive committee are able to grant equity awards. The equity incentive committee may only grant awards to individuals who have not received any prior equity grants from us (such as newly hired employees) and may not grant more than 50,000 stock options or stock appreciation rights, or 20,000 restricted shares or stock units, to any grantee without compensation committee approval. All awards have a date of grant on the third Tuesday of a month and at least 10 business days after the approval date of the grant by the applicable committee. The exercise price of all options shall be equal to or greater than the closing price of our common stock on the date of grant.

We do not time, and have not timed, stock option, restricted stock or restricted stock unit grants to any employee in coordination with the release to the public of material non-public information.

Adoption of SFAS 123R—Effective January 1, 2006, we adopted SFAS 123R using the prospective method. Under the prospective method, compensation expense for stock-based awards granted prior to January 1, 2006, which includes all stock options granted to our Named Executive Officers, continues to be calculated in accordance with APB 25. In anticipation of the adoption of SFAS 123R, we did not modify the terms of any previously granted stock options or restricted stock awards.

Other Compensation

General—We provide the opportunity for our Named Executive Officers and other employees to receive general health and welfare benefits and provide perquisites to certain Named Executive Officers. We also offer participation in a defined contribution 401(k) plan available to all U.S. employees after three months of employment, and have provided a discretionary 401(k) matching contribution for all participating employees since April 2006. We currently match 25% of each employee’s pay period contribution, up to a maximum of 1% of the employee’s base salary. We offer these benefits and perquisites to provide an additional incentive for our Named Executive Officers and employees, and to remain competitive in the general marketplace for executive talent.

Total Compensation Comparison—For the year ended December 31, 2006, other compensation accounted for approximately 24% of the total compensation for our chief executive officer and 6% on average for our other Named Executive Officers.

Termination and Change in Control Benefits

We provide the opportunity for certain of our Named Executive Officers to be protected under the termination and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent and experience for our executive officer positions. Our severance and change in control provisions for our Named Executive Officers are summarized in “Employment Agreements and Change of Control Arrangements” below.

Executive Compensation

The information below sets forth the total compensation earned by our Named Executive Officers for the year ended December 31, 2006.

2006 Summary Compensation Table(1)

Name and Principal Position	Year	Salary(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Gary L. Lauer	2006	$300,000	$180,000	$150,684	$630,684
Chairman of the Board of Directors, President and Chief Executive Officer
Stuart M. Huizinga	2006	190,000	60,000	11,940	261,940
Senior Vice President and Chief Financial Officer
Robert L. Fahlman	2006	200,000	120,000	13,127	333,127
Senior Vice President, Carrier Relations and Chief Operating Officer
Bruce A. Telkamp	2006	185,000	111,000	7,258	303,258
Senior Vice President, Business Development and Marketing, General Counsel and Secretary
Dr. Sheldon X. Wang	2006	220,000	132,000	49,860	401,860
Senior Vice President and Chief Technology Officer

(1)	Compensation is actual compensation earned from January 1, 2006 through December 31, 2006.
(2)	Salary includes base salary including payment in respect of accrued paid-time-off and holidays.
(3)	Comprised of the annual cash incentive award approved by the compensation committee.

(4)	Includes the following benefits and perquisites earned on behalf of our Named Executive Officers during the year ended December 31, 2006:

	Benefits
Name	Health Care Contributions	Life Insurance Premiums	401(k) Plan Matching Contributions	Perquisites		Total
Gary L. Lauer	$12,823	$86	$2,077	$135,698	(1)	$150,684
Stuart M. Huizinga	10,612	86	1,242	—		11,940
Robert L. Fahlman	11,733	86	1,308	—		13,127
Bruce A. Telkamp	6,887	86	285	—		7,258
Dr. Sheldon X. Wang	12,055	86	1,270	36,449	(2)	49,860

(1)	Consists of $32,605 for housing allowance, $7,729 for auto lease, $28,660 for airfare, $4,098 for entertainment provided as part of a company sponsored advertising program and $62,606 for payment of taxes associated with these benefits.
(2)	Consists of $19,770 for housing allowance and $ 16,679 for payment of taxes associated with this benefit.

The perquisites received by Mr. Lauer and Dr. Wang will continue until such time as the compensation committee determines in its discretion that revisions to such perquisites are advisable. In April 2007, the compensation committee determined to increase Mr. Lauer’s housing allowance to up to $6,000 per month plus all taxes associated with this benefit.

Grants of Plan-Based Awards—For the year ended December 31, 2006, no equity awards were granted to any of our Named Executive Officers.

Equity Benefit Plans

1998 and 2005 Stock Plans—We maintain the 1998 Stock Plan and the 2005 Stock Plan, under which we previously granted options to purchase shares of our common stock, including all stock options granted to our Named Executive Officers. The 1998 and 2005 Stock Plans were terminated with respect to the grant of additional awards upon the effective date of the registration statement related to our IPO in October 2006, although we will continue to issue shares of common stock upon the exercise of stock options granted under each plan.

The stock options and restricted stock grants under the 1998 and 2005 Stock Plans and the 2006 Plan generally vest over four years at a rate of 25% after one year and  1/48th per month thereafter. Our stock options generally expire after ten years from the date of grant.

2006 Equity Incentive Plan—Our 2006 Equity Incentive Plan was adopted by our board of directors in April 2006 and approved by our stockholders in May 2006. The 2006 Equity Incentive Plan became effective upon our IPO in October 2006. The following describes the material provisions of our 2006 Equity Incentive Plan:

Share Reserve. We initially reserved 2,000,000 shares of our common stock for issuance under the 2006 Equity Incentive Plan. In general, if options or shares awarded under the 2006 Equity Incentive Plan are forfeited or repurchased, those options or shares will again become available for grant or award under the 2006 Equity Incentive Plan. In addition, on January 1 of each year, the number of shares reserved under the 2006 Equity Incentive Plan will automatically increase by the lowest of (a) 1,500,000 shares, (b) 4% of the total number of shares of our common stock then outstanding or (c) a lower number determined by our board of directors or its compensation committee. As of January 1, 2007, the shares reserved under the 2006 Equity Incentive Plan automatically increased by 869,957 shares, or 4% of the total number of shares of our common stock then outstanding, to a total reserve of 2,869,957 shares.

Administration. The board of directors or the compensation committee of our board of directors administers the 2006 Equity Incentive Plan. The administrator has the complete discretion to make all decisions relating to our 2006 Equity Incentive Plan.

Eligibility. Employees, non-employee members of our board of directors and consultants of our company and our subsidiaries are eligible to participate in our 2006 Equity Incentive Plan.

Types of Awards. Our 2006 Equity Incentive Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	stock appreciation rights;

•	restricted shares of our common stock; and

•	stock units.

Vesting. Awards granted under our 2006 Equity Incentive Plan vest at the times determined by the administrator. In most cases, our awards will vest over a four-year period following the date of grant. Awards generally expire 10 years after they are granted and generally expire earlier if the participant’s service terminates earlier.

Stock Options. The exercise price for all options granted under the 2006 Equity Incentive Plan may not be less than 100% of the fair value of our common stock on the option grant date. A stock option agreement may provide that a new option will be granted automatically to an optionee when he or she exercises a prior option and pays the exercise price with shares of our common stock already owned by such optionee. Optionees may pay the exercise price by using cash, shares of common stock that the optionee already owns or an immediate sale of the option shares through a broker designated by us. No participant may receive stock options under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive stock options covering up to 500,000 shares in the first year of employment.

Stock Appreciation Rights. A participant who exercises a stock appreciation right receives not more than the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the 2006 Equity Incentive Plan will not be less than 100% of the fair value of our common stock on the date of grant. The settlement value of the stock appreciation right may be paid in cash or shares of common stock or a combination of both. No participant may receive stock appreciation rights under the 2006 Equity Incentive Plan covering more than 250,000 shares in one fiscal year, except that a newly hired employee may receive awards covering up to 500,000 shares in the first year of employment.

Restricted Shares and Stock Units. Restricted shares and stock units vest at the times or upon satisfaction of the conditions determined by the administrator. No cash consideration is required of the award recipients. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both. No participant may receive restricted shares or stock units with performance-based vesting under the 2006 Equity Incentive Plan covering more than 250,000 shares in any fiscal year.

Adjustments. If there is a subdivision of our outstanding shares of common stock, a dividend declared in stock or a combination or consolidation of our outstanding shares of common stock into a lesser number of shares, corresponding adjustments will be automatically made in each of the following: (a) the number of shares of common stock available for future awards under the 2006 Equity Incentive Plan; (b) any limitation on the maximum number of shares of common stock that may be subject to awards in a fiscal year; (c) the number of shares of common stock covered by each outstanding option or stock appreciation right, as well as the exercise price under each such award; (d) the number of shares of common stock covered by the options to be granted under the automatic option grant program described below; and (e) the number of stock units included in any prior award that has not yet been settled.

Merger or Consolidation. If we are merged or consolidated with another company, an option or other award granted under the 2006 Equity Incentive Plan will be subject to the terms of the merger or consolidation agreement, which shall provide for one or more of the following: that the option or award continues, is assumed or substituted; becomes fully vested and exercisable, followed by its cancellation; or is cancelled for a cash payment equal to the spread that exists on the closing date of the merger or consolidation. A stock unit may also be cancelled for a payment equal to the fair value of the shares of our common stock subject to the stock unit as of the closing date.

Automatic Option Grant Program. As part of the 2006 Equity Incentive Plan, our board of directors approved a program of automatic option grants for non-employee directors on the terms specified below:

•

Each non-employee director who first joins our board of directors on or after the effective date of this offering will receive an initial option for 25,000 shares of our common stock. The initial grant of this option will occur when the director takes office. A director who previously was employed by us is not eligible for this grant.

•

Each non-employee director will receive an option to purchase 6,250 shares of our common stock on the date of each annual stockholders’ meeting, starting in the year 2007. However, a new director will not receive the initial grant and an annual grant in the same calendar year. A non-employee director who was previously employed by us is eligible for these grants.

•

Provided that the director continues in service with us, 25% of each option grant vests one year after the date of grant, and the balance vests in equal monthly installments over the following 36 months.

•	Options granted to non-employee directors under the 2006 Equity Incentive Plan will become fully vested upon a change in control of us.

•

The exercise price of each non-employee director’s option will be equal to the fair value of our common stock on the option grant date. To the extent permitted by applicable law, a director may pay the exercise price by using cash, shares of common stock that the director already owns or an immediate sale of the option shares through a broker designated by us.

•

The non-employee director’s options have a 10-year term. However, they expire 12 months after the director leaves our board of directors due to death or disability or three months after the director leaves our board for any other reason.

•

The administrator may change the number of shares subject to the non-employee directors’ options, may change the terms of the options to be issued in the future and may grant different awards that have an equivalent value to the options described above, as determined by the administrator on the date of grant.

Each of the current non-employee directors of eHealth will receive an option to purchase 6,250 shares of our common stock on the date of the Annual Meeting. Because Kathleen D. LaPorte is not standing for re-election at the Annual Meeting, she will not be eligible to receive such automatic option grant to purchase 6,250 shares of the Company’s common stock.

Amendments or Termination. Our board of directors may amend or terminate the 2006 Equity Incentive Plan at any time. If the board of directors amends the plan, it does not need to seek stockholder approval of the amendment unless applicable law requires it. The 2006 Equity Incentive Plan will terminate on the tenth anniversary of its adoption date, unless our board of directors decides to terminate the plan earlier.

401(k) Retirement and Deferred Savings Plan

We maintain a retirement and deferred savings plan available to all U.S. employees after three months of employment, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. This plan allows each participant to contribute up to 100% of their pre-tax compensation, up to a statutory limit, which was $15,000 (or $20,000 for employees over 50 years of age) in calendar year 2006, and is $15,500 (or $20,500 for employees over 50 years of age) in calendar year 2007. Under the plan, each participant is fully vested in his or her own contributions. In April 2006, we began matching 25% of each participant’s contribution each pay period, up to a maximum of 1% of the employee’s base salary during that period. Our matching contributions vest one-third for each of the first three years of service. The plan also permits us to make discretionary profit-sharing contributions, but we have not made such contributions to date.

Outstanding Equity Awards At Fiscal Year-End, Option Exercises and Stock Vested

2006 Outstanding Equity Awards at Fiscal Year-End

Our stock options generally vest over a four-year term following the date of grant and generally expire 10 years after they are granted or earlier if the recipient’s employment or service terminates earlier.

The following table summarizes the number of equity securities underlying outstanding plan awards for each Named Executive Officer as of December 31, 2006:

Option Awards(1)
Name	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(3) (#)	Option Exercise Price	Option Expiration Date
	Exercisable(2) (#)	Unexercisable(2) (#)
Gary L. Lauer	200,000 300,000 1,300,000 99,999	— — — —	— — — 79,998	$2.00 1.00 2.00 8.80	1/07/2010 1/24/2011 5/21/2013 12/14/2015

Stuart M. Huizinga	125,000 85,000 50,000 25,000 24,999	— — — — —	— — — 3,125 19,998	2.00 1.00 1.00 2.00 8.80	6/06/2010 1/24/2011 1/24/2012 6/13/2013 12/14/2015

Robert L. Fahlman	100,000 46,021 37,500 62,500 87,499	— — — — —	— — — 7,813 69,998	2.00 1.00 1.00 2.00 8.80	4/27/2010 1/24/2011 1/24/2012 6/13/2013 12/14/2015

Bruce A. Telkamp	62,500 67,500 50,000 50,000 87,499	— — — — —	— — — 6,250 69,998	2.00 1.00 1.00 2.00 8.80	6/06/2010 1/24/2011 1/24/2012 6/13/2013 12/14/2015

Dr. Sheldon X. Wang	150,000 125,000 50,000 50,000 99,999	— — — — —	— — — 6,250 79,998	0.50 1.00 1.00 2.00 8.80	9/2/2009 1/24/2011 1/24/2012 6/13/2013 12/14/2015

(1)	Through December 31, 2006, our Named Executive Officers have received equity compensation in the form of stock option awards only.
(2)	Stock options previously granted to our Named Executive Officers are exercisable at the discretion of the holder at any time after the grant date.
(3)	Unexercised unearned options are unvested options that are earned (vest) through continued employment with the Company.

2006 Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of stock options by each of our Named Executive Officers during the year ended December 31, 2006.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)
Gary L. Lauer	—	$—
Stuart M. Huizinga	—	—
Robert M. Fahlman	—	—
Bruce A. Telkamp	20,000	174,000
Dr. Sheldon X. Wang	—	—

(1)	The value realized equals the difference between the option exercise price and the fair market value of eHealth common stock on the date of exercise as determined by our board of directors, multiplied by the number of shares for which the option was exercised.

Other than the vesting of stock options, there was no vesting of stock, restricted stock or restricted stock units by any Named Executive Officer during the year ended December 31, 2006.

Pension Benefits

None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our Named Executive Officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Securities Trading Policy

Executives and other employees may not engage in “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like). Among other things, this policy is designed to help ensure compliance with insider trading rules.

Employment Agreements and Change of Control Arrangements

We executed an offer letter in November 1999 with Mr. Lauer, chairman of our board of directors and our president and chief executive officer, which provides, among other things, that if we terminate Mr. Lauer without cause, he receives the following severance benefits for a 12-month period following his employment termination: (a) payment of his monthly base salary; (b) payment of his monthly COBRA health insurance premiums; and (c) a cash payment equal to any contributions made by us for any employee benefits (other than health benefits) that he was receiving before termination. In the case of an option granted to Mr. Lauer in May 2003, upon a change in control, Mr. Lauer immediately becomes vested in 50% of the remaining unvested shares subject to the option. If Mr. Lauer is terminated without cause following the change in control, he becomes vested in any remaining unvested shares subject to this option grant, provided that he signs a general release of claims.

Under the terms of Mr. Lauer’s offer letter, assuming a termination without cause of Mr. Lauer’s employment occurred on December 31, 2006, we would have been potentially required to pay Mr. Lauer a severance payment of $300,000 plus an estimated amount of $19,273 for COBRA health insurance premiums and continued benefit plans payments. Additionally, Mr. Lauer would have potentially gained an amount of $226,194 from the vesting acceleration of certain of his shares subject to options. Assuming a change of control of the Company, Mr. Lauer would have potentially gained an amount of $452,389 from the vesting acceleration of certain of his shares subject to options. Assuming a termination without cause of Mr. Lauer’s employment within thirteen months of a change of control, Mr. Lauer would have potentially gained an amount of $904,777 from the vesting acceleration of certain of his shares subject to options.

We executed an offer letter in May 2000 with Mr. Huizinga, our senior vice president and chief financial officer, which provides, among other things, that if we terminate Mr. Huizinga without cause, he will receive his monthly base salary for a six-month period following his employment termination. Assuming a termination without cause of Mr. Huizinga’s employment occurred on December 31, 2006, we would have been potentially required to pay Mr. Huizinga a severance payment of $95,000.

We entered into a letter agreement in August 2000 with Mr. Telkamp, our senior vice president, business development and marketing, general counsel and secretary, which provides, among other things, that if we terminate Mr. Telkamp without cause, he will receive his monthly base salary for a six-month period following his employment termination and all bonuses to which he would have been entitled during that period. In addition, we agreed in the letter agreement that all future option grants made to Mr. Telkamp would become fully vested if Mr. Telkamp is involuntarily terminated within 12 months following a change in control. However, for all option grants made to Mr. Telkamp as of December 31, 2006, the vesting acceleration provision of the letter agreement is superseded by the applicable stock option agreements, such that none of the options currently held by Mr. Telkamp is subject to this vesting acceleration provision. Assuming a termination without cause of Mr. Telkamp’s employment occurred on December 31, 2006, we would have been potentially required to pay Mr. Telkamp a severance payment of $148,000.

We entered into a letter agreement in August 2000 with Dr. Wang, our senior vice president and chief technology officer, which provides that if we terminate Dr. Wang without cause, he will receive his monthly base salary and monthly health insurance benefits for a six-month period following his employment termination. Assuming a termination without cause of Dr. Wang’s employment occurred on December 31, 2006, we would have been potentially required to pay Dr. Wang a severance payment of $110,000.

Under our 2006 Equity Incentive Plan, the board of directors or its compensation committee, as plan administrator of the 2006 Equity Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to outstanding options held by our Named Executive Officers and any other person in connection with certain changes in our control. In addition, options granted to our non-employee directors as part of the automatic grant program for those directors will become fully vested upon a change of control of the Company.

Director Compensation

Certain of our non-employee directors have received options to purchase shares of our common stock under our 1998 Stock Plan, 2005 Stock Plan and 2006 Equity Incentive Plan in connection with their service as members of our board of directors. In June 1999, we granted an option to purchase 37,500 shares of common stock at an exercise price of $0.50 per share to Mr. Goldberg. In September 2003, we granted an option to purchase 37,500 shares of common stock at an exercise price of $2.00 per share to Mr. Goldberg. In December 2005, we granted an option to purchase 25,000 shares of common stock to Mr. Oliver at an exercise price of $8.80 per share. In March 2007, we granted an option to purchase 6,250 shares of common stock to Mr. Oliver at an exercise price of $25.08 per share. In April 2007, we granted restricted stock units covering 2,529 shares of common stock to Mr. Oliver. In May 2006, we granted an option to purchase 25,000 shares of common stock to

Ms. Sandberg at an exercise price of $12.90 per share. In August 2006, we granted an option to purchase 25,000 shares of common stock to Mr. Cakebread at an exercise price of $13.00 per share. These options vest over four years at a rate of 25% after one year and  1/48th per month thereafter, so long as the holder continues to serve as a director. The restricted stock unit granted to Mr. Oliver vests at a rate of 25% each April beginning in April 2007.

After the closing of the initial public offering of our common stock in October 2006, our non-employee directors receive $12,000 annually, paid in equal quarterly installments, and $2,500 per meeting of our board of directors. They also are entitled to reimbursement of business, travel and other related expenses incurred in connection with their attendance at meetings of our board of directors and committee meetings. The chairperson of our audit committee receives $10,000 annually, paid in quarterly installments, and the chairperson of our compensation committee and our nominating and corporate governance committee each receive $3,000 annually, paid in equal quarterly installments. In addition, our 2006 Equity Incentive Plan provides for the automatic grant of stock options to our non-employee directors. See “Equity Benefit Plans—2006 Equity Incentive Plan—Automatic Option Grant Program.”

Director Compensation

The following table summarizes compensation that our directors earned during 2006 for services as members of our board:

Name	Fees Earned		Option Awards(1)	All Other Compensation	Total
Gary L. Lauer(2)	$—		$—	$—	$—
Steven M. Cakebread	14,500	(3)	208,185	—	222,685
Michael D. Goldberg	3,750	(4)	—	—	3,750
Joseph S. Lacob	5,500	(5)	—	—	5,500
Kathleen D. LaPorte	5,500	(6)	—	—	5,500
Jack L. Oliver III	22,000	(7)	—	—	22,000
Sheryl Sandberg	15,500	(8)	206,675	—	222,175
Christopher J. Schaepe	6,250	(9)	—	—	6,250

(1)	Valuation based on the dollar amount of option grants recognized for financial statement reporting purposes pursuant to SFAS 123R.
(2)	Mr. Lauer does not receive any compensation for his services as a member of our board of directors.
(3)	Mr. Cakebread earned $7,000 related to his annual retainer, $5,000 in meeting attendance fees and $2,500 related to his position as chairperson of the audit committee.
(4)	Mr. Goldberg earned $3,000 related to his annual retainer and $750 related to his position as chairperson of the compensation committee.
(5)	Mr. Lacob earned $3,000 related to his annual retainer and $2,500 in meeting attendance fees.
(6)	Ms. LaPorte earned $3,000 related to her annual retainer and $2,500 in meeting attendance fees.
(7)	Mr. Oliver earned $12,000 related to his annual retainer and $10,000 in meeting attendance fees.
(8)	Ms. Sandberg earned $8,000 related to her annual retainer and $7,500 in meeting attendance fees.
(9)	Mr. Schaepe earned $3,000 related to his annual retainer, $2,500 in meeting attendance fees and $750 related to his position as chairperson of the nominating and corporate governance committee.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her action in that capacity, regardless of whether Delaware law would otherwise permit indemnification. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We maintain liability insurance which insures our directors and officers against certain losses under certain circumstances.

In addition, we have entered into indemnification agreements with each of our directors and officers and certain of our other employees. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe provisions in our amended and restated certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our equity compensation plans as of March 31, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	5,410,356	$3.95	2,688,413	(2)
Equity compensation plans not approved by security holders	—	$—	—

Total	5,410,356	$3.95	2,688,413

(1)	Consists of the 1998 Stock Plan, the 2004 Stock Plan for eHealth China, the 2005 Stock Plan and the 2006 Equity Incentive Plan.
(2)	Includes 2,688,413 shares available for issuance under the 2006 Equity Incentive Plan. Our Board of Directors determined not to grant any additional equity awards under the 1998 Stock Plan, the 2004 Stock Plan for eHealth China or the 2005 Stock Plan following the completion of our initial public offering in October 2006.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee of the board of directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2006. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement for its 2007 Annual Meeting of Stockholders.

This report is submitted by the compensation committee.

Compensation Committee

Michael D. Goldberg

Kathleen D. LaPorte

Sheryl Sandberg

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act, of 1934, as amended, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee of the board of directors is comprised of three directors, each of whom qualifies as “independent” under the rules of the Securities and Exchange Commission and the current listing requirements of the NASDAQ Global Market. The current members of the audit committee are Steven M. Cakebread, Michael D. Goldberg and Christopher J. Schaepe. The audit committee acts pursuant to a written charter that was adopted by the board of directors in April 2006.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2006 and the Company’s internal control over financial reporting. The audit committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the audit committee has received the written disclosures and letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, has discussed with the independent registered public accounting firm, Ernst & Young LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee

Steven M. Cakebread

Michael D. Goldberg

Christopher J. Schaepe

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by Ernst & Young LLP for audit, tax and other services rendered for the fiscal years ended December 31, 2005 and 2006 (in thousands):

	2005	2006
Audit fees(1)	$534	$3,049
Audit-related fees(2)	—	—
Tax fees(3)	61	12
All other fees(4)	—	2

	$595	$3,063

(1)	Audit fees: These fees consist of professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, accounting advice and consultations related to our initial public offering and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees: There were no audit-related fees billed by Ernst & Young LLP in 2005 or 2006.
(3)	Tax fees: These fees consist of professional services rendered for tax compliance, tax planning, tax return preparation and technical tax advice.
(4)	All other fees: These fees consist of services not captured in the audit, audit-related or tax categories.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Required Vote and Board of Directors Recommendation

Ratification of Ernst and Young LLP as our registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and voting at the Annual Meeting in person or by proxy. This ratification is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of us and our stockholders.

The board of directors recommends a vote “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the NASDAQ Global Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, we believe that during the fiscal year ended December 31, 2006 all Reporting Persons complied with all applicable reporting requirements.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2008 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act is December 29, 2007.

Our bylaws contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals. Under our bylaws, a stockholder proposal will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our secretary at our executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that such stockholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

ANNUAL REPORT

We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of common stock at the close of business on April 19, 2007, a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules. The written request should be sent to: Investor Relations, eHealth, Inc., 440 East Middlefield Road, Mountain View, CA 94043.

Whether you intend to be present at the Annual Meeting or not, we urge you vote by using the Internet or telephone, or signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Gary L. Lauer

Chairman of the Board of Directors, President and

Chief Executive Officer

Mountain View, California

April 27, 2007

eHealth®

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 6, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR Proposal 2.

1. Election of Director: For Withhold + 01 - Michael D. Goldberg

For Against Abstain

2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2007:

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

1 1 D V 0 1 3 4 7 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<Stock#> 00PYIB

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of eHealth, Inc. Stockholders

Wednesday, June 6, 2007 at 8:30 a.m. Pacific Daylight Time The Garden Court Hotel 520 Cowper Street, Palo Alto, California 94301 Upon arrival, please present this admission ticket and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

eHealth®

Proxy — eHealth, Inc.

Notice of 2007 Annual Meeting of Shareholders

The Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 Proxy Solicited by Board of Directors for Annual Meeting — June 6, 2007

Gary L. Lauer, Stuart M. Huizinga and Bruce A. Telkamp, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of eHealth, Inc. to be held on June 6, 2007 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the nominated director and FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm of eHealth, Inc. for the fiscal year ending December 31, 2007.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C OF THIS CARD

(Items to be voted appear on reverse side.)